Exhibit (m)

FORM OF AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

          WHEREAS, VAN ECK FUNDS, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter called the “Trust”), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

          WHEREAS, the Trust is authorized to issue shares of beneficial interest (the “Shares”), each Share representing an interest in a particular class (each, a “Class”) of a particular portfolio series (each, a “Series”) of the Trust;

          WHEREAS, the Trust acts as a distributor of Shares in accordance with Rule 12b-1 under the Act, as it may from time to time be amended (“Rule 12b-1”), and has previously adopted plans of distribution pursuant to Rule 12b-1 (each, a “Plan”) with respect to each of the Series and Classes thereof identified in Exhibit A hereto;

          WHEREAS, the Trust desires to consolidate all of the Plans and amend and restate the Plans into this amended and restated plan of distribution pursuant to Rule 12b-1 (the “Amended Plan”);

          WHEREAS, the amendments effected to each Plan by this Amended Plan will not increase materially the amount to be spent for distribution under any Plan;

          WHEREAS, Van Eck Securities Corporation (the “Underwriter”) serves as principal underwriter of the Shares of each Series and Class set forth in Exhibit A hereto (the “Series”), as Exhibit A may be amended from time to time;

          WHEREAS, a majority of both the Trustees of the Trust and the Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Amended Plan and any agreements relating to it (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Amended Plan will benefit the Series and the holders of the Shares of such Series, have approved the Amended Plan by vote cast in person at a meeting called for the purpose of voting on the Amended Plan and agreements related thereto;

          WHEREAS, to the extent required by the 1940 Act and applicable rules, the shareholders of each Series and/or Class set forth in Exhibit A have approved the Plan relating to such Series and/or Class; and

          NOW, THEREFORE, the Trust has adopted this Amended Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

SECTION 1. DISTRIBUTION ACTIVITIES

          Subject to the supervision of the Trustees, the Trust or the Underwriter on behalf of the Trust for the compensation set forth herein may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to, one or more of the following, subject to the terms below: (1) making payments to securities dealers and others engaged in the sale of Shares, including advancing commissions to securities dealers with respect to the sale of Shares and making payments of fees to the broker of record for servicing shareholder accounts; (2) paying compensation to and expenses of personnel (including personnel of the Underwriter and organizations with which the Trust or the Underwriter has entered into agreements pursuant to this Amended Plan) who engage in or support distribution of Shares or who render shareholder support services, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions and providing such other shareholder services, other than those provided by the transfer agent and other agents of the Trust, as the Trust may reasonably request; (3) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (4) preparing, printing and distributing sales literature; (5) preparing, printing and distributing prospectuses of the Trust and reports for recipients other than existing shareholders of the Trust; and (6) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

          The Underwriter is not obligated to perform all of the activities enumerated above (all such activities hereafter “Distribution Activities”) or to maintain any level of services or expenditures, but shall in its sole discretion, determine which Distribution Activities to engage in and the resources to be committed to such activities.

SECTION 2. PAYMENT

          The Trust is authorized to pay the Underwriter for the Distribution Activities performed under the Amended Plan, a fee at the annual rate set forth in Exhibit A (“Annual Fee”). Such Series shall calculate daily amounts payable by it with respect to Shares hereunder and shall pay such amounts monthly or at such other intervals as the Trustees may determine.

SECTION 3. TERM AND TERMINATION

          (a)          SERIES. The Amended Plan shall become effective on September [x], 2010 with respect to the Series and Classes thereof listed in Exhibit A hereto, as the Exhibit may be amended from time to time.

          (b)          ADDITIONAL SERIES. As additional Series and/or Classes are established, and are accordingly set forth in Exhibit A, the Amended Plan shall become effective with respect to each such Series and/or Class upon the later of (i) the initial public offering of such new Series or Class or (ii) such time as the Amended Plan has been approved with respect to such Series or Class in accordance with the requirements of Rule 12b-1.

          (c)          CONTINUATION OF THE AMENDED PLAN. The Amended Plan and any related agreements shall continue in effect with respect to a Series or Class for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Amended Plan and any related agreements.

          (d)          TERMINATION OF THE AMENDED PLAN. The Amended Plan may be terminated at any time with respect to any Series or Class thereof by a vote of a majority of the Qualified Trustees of the Trust, or by a vote of a majority of the outstanding Shares of that Series or Class thereof. The Underwriter shall not be entitled to payments or reimbursement in respect of costs incurred in performing Distribution Activities which occur after termination of the

Amended Plan. The Amended Plan may remain in effect with respect to a Series or Class even if it has been terminated in accordance with this Section 3(d) with respect to one or more other Series or Classes.

SECTION 4. AMENDMENTS

          The Amended Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof with respect to any Class of any Series unless such amendment is approved by a vote of the majority of the outstanding voting securities of such Class of such Series voting separately, and no material amendment to the Plan shall be made unless approved in the manner provided for annual continuation in Section 3(c) hereof.

SECTION 5. INDEPENDENT TRUSTEES

          While the Amended Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 6. QUARTERLY REPORTS; ANNUAL REPORTS

          The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended for Distribution Activities and the purpose for which such expenditures were made. The Treasurer shall review, at least annually the revenues received and expenses incurred by the Underwriter pursuant to the Amended Plan.

SECTION 7. RECORDKEEPING

          The Trust shall preserve copies of the Amended Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of the Amended Plan, or the agreements and such report, as the case may be, the first two years in an easily accessible place.

SECTION 8. SEVERABILITY

          The provisions of this Amended Plan are severable for each Class of each Series listed in Exhibit A, and whenever any action is to be taken with respect to the Amended Plan, such action shall be taken separately for each such Class affected.

SECTION 9. LIMITATION OF LIABILITY

          The term “Trustees” means and refers to the Trustees from time to time serving under the Van Eck Fund’s “Amended and Restated Master Trust Agreement” dated February 6, 1992, as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the “Amended and Restated Master Trust Agreement”. The execution and delivery of the Amended Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in its “Amended and Restated Master Trust Agreement”.

          IN WITNESS WHEREOF, the Trust has executed this Amended Plan of Distribution on the day and year set forth below in New York, New York.

Date:

VAN ECK FUNDS

President

EXHIBIT A

AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

VAN ECK FUNDS

Fund and Share Class	Maximum 12b-1 Fees/Annual Limitation (Annually as a % of Average Daily Net Assets)
Emerging Markets Fund Class A Class C	0.25% 1.00%
Global Hard Assets Fund Class A Class C	0.25% 1.00%
International Investors Gold Fund Class A Class C	0.25% 1.00%
Multi-Manager Alternatives Fund Class A	0.25%
CM Commodity Index Fund Class A	0.25%
Long/Flat Commodity Index Fund Class A	0.25%

Last amended September 15, 2010